Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the Fiscal 2015
Third Quarter and Nine Months; Raises Fiscal 2015 Guidance

DALLAS (August 5, 2015)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2015 third quarter and nine months ended June 30, 2015.

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Fiscal 2015 third quarter consolidated net income, excluding net unrealized margins, was $55.1 million, or $0.54 per diluted share, compared with consolidated net income, excluding net unrealized margins, of $46.1 million, or $0.45 per diluted share in the prior-year quarter.

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Fiscal 2015 third quarter consolidated net income was $56.3 million, or $0.55 per diluted share, after including unrealized net gains of $1.2 million, or $0.01 per diluted share. Net income was $45.7 million, or $0.45 per diluted share in the prior-year quarter, after including unrealized net losses of $0.4 million, or $0.00 per diluted share.

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The company's Board of Directors has declared a quarterly dividend of 39 cents per share. The indicated annual dividend for fiscal 2015 is $1.56 per share, which represents a 5.4 percent increase over fiscal 2014.

•	Fiscal 2015 earnings guidance was increased to $3.00 to $3.10 per diluted share from $2.90 to $3.05 per diluted share, excluding unrealized margins.

For the nine months ended June 30, 2015, consolidated net income was $291.6 million, or $2.86 per diluted share, compared with net income of $266.1 million, or $2.76 per diluted share for the same period last year. Results from nonregulated operations include noncash, unrealized net gains of $5.2 million, or $0.05 per diluted share for the nine months ended June 30, 2015, compared with unrealized net gains of $7.0 million, or $0.07 per diluted share for the prior-year period. For the current nine-month period, regulated operations contributed $274.0 million of net income, or $2.69 per diluted share, and nonregulated operations contributed net income of $17.6 million, or $0.17 per diluted share.

"Our financial performance primarily reflects the results of infrastructure investments made to enhance the safety and reliability of our system, which is the foundation of our growth strategy," said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “As a result of the continued execution of our regulatory strategy, coupled with increased consumption experienced through the third fiscal quarter across our service areas, we are raising our fiscal 2015 earnings per share guidance to $3.00 to $3.10 per diluted share, excluding unrealized margins,” Cocklin concluded.

Results for the Quarter Ended June 30, 2015
Regulated distribution gross profit increased $9.3 million to $267.0 million for the fiscal 2015 third quarter, compared with $257.7 million in the prior-year quarter. Gross profit reflects a net $16.2 million increase in rates, primarily in the Mid-Tex, Kentucky/Mid-States and West Texas Divisions. This increase was partially offset by a $4.4 million decrease in revenue-related taxes.
Regulated pipeline gross profit increased $9.8 million to $97.0 million for the quarter ended June 30, 2015, compared with $87.2 million for the same quarter last year. This increase is primarily the result of a $9.5 million increase in revenues from the Gas Reliability Infrastructure Program (GRIP) filings approved in fiscal 2014 and 2015.
Nonregulated gross profit increased $3.0 million to $17.8 million for the fiscal 2015 third quarter, compared with $14.8 million for the prior-year quarter. Realized margins for gas delivery, storage and transportation services increased $2.8 million quarter over quarter, primarily due to a $0.04/Mcf increase in per-unit margins partially offset by a seven percent decrease in consolidated sales volumes. Unrealized margins were $2.7 million higher than the prior-year quarter.
Consolidated operation and maintenance expense for the quarter ended June 30, 2015, was $132.4 million, compared with $125.6 million for the prior-year quarter. The $6.8 million increase resulted primarily from increased pipeline maintenance spending and higher employee-related costs, partially offset by a decrease in legal expenses.

Results for the Nine Months Ended June 30, 2015

Regulated distribution gross profit increased $55.1 million to $997.1 million for the nine months ended June 30, 2015, compared with $942.0 million in the prior-year period. Gross profit reflects a net $61.5 million period-over-period increase in rates, primarily in the Mid-Tex, West Texas and Kentucky/Mid-States Divisions. Additionally, gross profit increased $3.6 million from higher transportation revenues. Gross profit decreased $9.2 million from weather-related consumption. Although weather was eight percent colder than normal during the nine months ended June 30, 2015, it was nine percent warmer than the prior-year period, before adjusting for weather normalization mechanisms.

Regulated pipeline gross profit increased $40.2 million to $272.3 million for the nine months ended June 30, 2015, compared with $232.1 million during the same period last year. This increase is primarily the result of a $37.2 million increase in revenues from the GRIP filings approved in fiscal 2014 and 2015.

Nonregulated gross profit decreased $14.3 million to $56.7 million for the nine months ended June 30, 2015, compared with $71.0 million for the prior-year period, as a result of an $11.2 million decrease in realized margins, combined with a $3.1 million decrease in unrealized margins. Realized margins for gas delivery, storage and transportation services increased $6.0 million period over period, primarily due to a $0.02/Mcf increase in per-unit margins partially offset by an eight percent decrease in consolidated sales volumes. This increase was more than offset by a $17.2 million decrease in other realized margins primarily related to lower natural gas price volatility in the current period.

Consolidated operation and maintenance expense for the nine months ended June 30, 2015, was $384.5 million, compared with $366.0 million for the prior-year period. The $18.5 million increase resulted primarily from increased pipeline maintenance spending, partially offset by lower legal expenses.

Capital expenditures increased to $667.5 million for the nine months ended June 30, 2015, compared with $552.6 million in the prior-year period. The $114.9 million increase is largely due to a $68.5 million increase in spending in the regulated distribution segment, primarily reflecting the timing of spending combined with a planned increase in safety and reliability investment in fiscal 2015. Additionally, spending in the regulated pipeline segment increased $47.4 million in the current-year to further ensure the reliability of gas service to the Mid-Tex Division and other regulated distribution customers.

For the nine months ended June 30, 2015, the company generated operating cash flow of $717.6 million, an $87.4 million increase compared with the nine months ended June 30, 2014. The increase primarily reflects successful rate case outcomes achieved in the prior and current year, the timing of gas cost recoveries under purchased gas cost mechanisms and lower gas prices during the current-year storage injection season.

The debt capitalization ratio at June 30, 2015 was 45.5 percent, compared with 46.2 percent at September 30, 2014 and 44.1 percent at June 30, 2014. At June 30, 2015, there was $252.0 million of short-term debt outstanding, compared with $196.7 million at September 30, 2014 with no short-term debt outstanding at June 30, 2014.

Outlook

The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment, while delivering shareholder value and consistent earnings growth. Atmos Energy now expects fiscal 2015 earnings to be in the range of $3.00 to $3.10 per diluted share, excluding unrealized margins. Net income from regulated operations is now expected to be in the range of $290 million to $305 million, and net income from nonregulated operations is now expected to be in the range of $14 million to $18 million. Capital expenditures for fiscal 2015 are expected to continue to range between $900 million and $1 billion.

Conference Call to be Webcast August 6, 2015

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2015 third quarter on Thursday, August 6, 2015, at 10:00 a.m. Eastern. The telephone number is 877-485-3107 and the international telephone number is 201-689-8427. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.

Highlights and Recent Developments

Fitch Ratings Upgrades Atmos Energy's Senior Unsecured Debt
On July 1, 2015, Fitch Ratings upgraded Atmos Energy's senior unsecured debt ratings to A from A- with a ratings outlook of stable, citing the company's continued strong performance, which has been driven primarily by organic growth in the regulated distribution and pipeline segments.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and the company's Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2015. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Consolidated Statements of Income	Three Months Ended June 30
(000s except per share)	2015	2014
Gross Profit:
Regulated distribution segment	$267,019	$257,665
Regulated pipeline segment	97,008	87,189
Nonregulated segment	17,779	14,813
Intersegment eliminations	(133)	(134)
Gross profit	381,673	359,533
Operation and maintenance expense	132,447	125,559
Depreciation and amortization	68,444	63,955
Taxes, other than income	63,175	63,414
Total operating expenses	264,066	252,928
Operating income	117,607	106,605
Miscellaneous income (expense)	634	(374)
Interest charges	27,955	31,840
Income before income taxes	90,286	74,391
Income tax expense	34,005	28,670
Net income	$56,281	$45,721
Basic net income per share	$0.55	$0.45
Diluted net income per share	$0.55	$0.45
Cash dividends per share	$0.39	$0.37
Weighted average shares outstanding:
Basic	102,000	101,162
Diluted	102,000	101,163

	Three Months Ended June 30
Summary Net Income (Loss) by Segment (000s)	2015	2014
Regulated distribution	$22,464	$18,529
Regulated pipeline	28,568	24,938
Nonregulated	4,019	2,660
Unrealized margins, net of tax	1,230	(406)
Consolidated net income	$56,281	$45,721

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Consolidated Statements of Income	Nine Months Ended June 30
(000s except per share)	2015	2014
Gross Profit:
Regulated distribution segment	$997,066	$942,024
Regulated pipeline segment	272,305	232,145
Nonregulated segment	56,724	70,968
Intersegment eliminations	(399)	(370)
Gross profit	1,325,696	1,244,767
Operation and maintenance expense	384,489	365,991
Depreciation and amortization	204,059	185,731
Taxes, other than income	181,606	165,640
Total operating expenses	770,154	717,362
Operating income	555,542	527,405
Miscellaneous expense	(2,634)	(4,022)
Interest charges	85,166	95,556
Income before income taxes	467,742	427,827
Income tax expense	176,182	161,723
Net income	$291,560	$266,104
Basic net income per share	$2.86	$2.76
Diluted net income per share	$2.86	$2.76
Cash dividends per share	$1.17	$1.11
Weighted average shares outstanding:
Basic	101,776	96,392
Diluted	101,776	96,394

	Nine Months Ended June 30
Summary Net Income by Segment (000s)	2015	2014
Regulated distribution	$195,704	$170,029
Regulated pipeline	78,285	68,493
Nonregulated	12,390	20,543
Unrealized margins, net of tax	5,181	7,039
Consolidated net income	$291,560	$266,104

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Balance Sheets	June 30,	September 30,
(000s)	2015	2014
Net property, plant and equipment	$7,212,088	$6,725,906
Cash and cash equivalents	43,153	42,258
Accounts receivable, net	301,743	343,400
Gas stored underground	213,151	278,917
Other current assets	58,602	111,265
Total current assets	616,649	775,840
Goodwill	742,029	742,029
Deferred charges and other assets	313,723	350,929
	$8,884,489	$8,594,704
Shareholders’ equity	$3,238,255	$3,086,232
Long-term debt	2,455,303	2,455,986
Total capitalization	5,693,558	5,542,218
Accounts payable and accrued liabilities	227,256	308,086
Other current liabilities	437,344	405,869
Short-term debt	251,977	196,695
Total current liabilities	916,577	910,650
Deferred income taxes	1,429,090	1,286,616
Deferred credits and other liabilities	845,264	855,220
	$8,884,489	$8,594,704

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Statements of Cash Flows	Nine Months Ended June 30
(000s)	2015	2014
Cash flows from operating activities
Net income	$291,560	$266,104
Depreciation and amortization	204,059	185,731
Deferred income taxes	164,627	150,457
Other	18,999	22,256
Changes in assets and liabilities	38,337	5,662
Net cash provided by operating activities	717,582	630,210
Cash flows from investing activities
Capital expenditures	(667,483)	(552,600)
Other, net	(1,119)	(620)
Net cash used in investing activities	(668,602)	(553,220)
Cash flows from financing activities
Net increase (decrease) in short-term debt	48,830	(366,602)
Net proceeds from issuance of long-term debt	493,538	—
Settlement of interest rate agreements	13,364	—
Repayment of long-term debt	(500,000)	—
Cash dividends paid	(116,645)	(108,806)
Repurchase of equity awards	(7,985)	(8,717)
Net proceeds from equity offering	—	390,205
Issuance of common stock	20,813	2,152
Net cash used in financing activities	(48,085)	(91,768)
Net increase (decrease) in cash and cash equivalents	895	(14,778)
Cash and cash equivalents at beginning of period	42,258	66,199
Cash and cash equivalents at end of period	$43,153	$51,421

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2015	2014	2015	2014
Consolidated regulated distribution throughput (MMcf as metered)	66,260	72,338	372,708	394,310
Consolidated regulated pipeline volumes (MMcf)	134,823	127,979	381,828	362,583
Consolidated nonregulated delivered gas sales volumes (MMcf)	75,929	82,074	272,260	294,678
Regulated distribution meters in service	3,144,874	3,007,511	3,144,874	3,007,511
Regulated distribution average cost of gas	$4.15	$6.61	$5.26	$5.92
Nonregulated net physical position (Bcf)	22.1	6.6	22.1	6.6

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